                                                                     Exhibit 11

                                    MEDITRUST
              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                  (000 omitted except for per share amounts)



                                                           QUARTER ENDED                 SIX MONTHS ENDED
                                                              JUNE 30,                        JUNE 30,
                                                        -------------------              -----------------
                                                        1997           1996              1997         1996
                                                        ----           ----              ----         ----

PRIMARY

Weighted average shares                                 61,575       60,665             61,509       57,909
Dilutive effect of:
   Stock options                                           181          141                196          159
Weighted average number of shares and
   equivalent shares outstanding                        61,756       60,806             61,705       58,068
                                                       =======      =======            =======      =======

Net income                                             $41,947      $40,243            $83,000      $75,776
                                                       =======      =======            =======      =======

Net income per share (A)                                  $.68         $.66              $1.35        $1.30
                                                          ====         ====              =====        =====

(A) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.

FULLY DILUTED

Weighted average shares                                 61,575       60,665            61,509        57,909
Dilutive effect of:
   Stock options                                           231          156               231           159
Assumed conversion of debentures                         8,075        8,589             8,103         8,634
                                                       -------      -------           -------      --------
Fully diluted weighted average shares
   and equivalent shares outstanding                    69,881       69,410            69,843        66,702
                                                       =======      =======           =======       =======

Net income                                             $41,947      $40,243           $83,000       $75,776
Interest and debt amortization on assumed
   conversion of debentures                              5,693        5,985            11,326        12,044
                                                       -------      -------           -------       -------

Adjusted net income for fully diluted calculation      $47,640      $46,228           $94,326       $87,820
                                                       =======      =======           =======       =======

Net income per share (B)                                  $.68         $.67             $1.35         $1.32
                                                          ====         ====             =====         =====


(B) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although it is contrary to paragraph 40 of APB Opinion No 15 because it produces anti-dilutive results.


                                      -16-